Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement Amendment No. 6 on Form S-4 of our report dated June 3, 2021, except for the effects of the restatement discussed in Note 2, as to which the date is December 3, 2021, which contains an explanatory paragraph about Omnichannel Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Omnichannel Acquisition Corp. (as restated), which is contained in the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
January 3, 2022